Exhibit 10.14

CONSULTANCY SERVICES AGREEMENT

This Consultancy Services Agreement (“the Agreement”) is made on 7th December, 2010 by and between Select International Ltd dba Select Contracts (“SC”), a company organized under the laws of the United Arab Emirates (UAE) and JBP S.A (“JBP”) a company organized under the laws of the Dominican Republic.

Collectively known as the Parties to this Agreement.

WHEREAS JBP desires to engage SC to provide specialist Consultancy Services for the provision and incorporation of the software & know-how for the Concept Design, Detailed Design, Project & Development Management and Pre-opening Management for ParkVida in Loma Prieta, Santiago, Dominican Republic including all deliverables in Schedule C, at a fixed price and delivery schedule.

AND WHEREAS SC desires to provide such services to JBP.

NOW THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

1.         INTERPRETATION

1.1       Definitions – In this Agreement, unless the context otherwise requires:

a)    “Consultancy Services” means the services in connection with the Concept Design, Detailed Design, Project & Development Management and Pre-opening Management, software & knowhow (“the know-how”) to be developed by SC pursuant to this Agreement.

b)    “Project Cost” means all of the costs and expenses for supplying the Consultancy Services.

c)    “Project Schedule” means the work schedule required for completion of the Consultancy Services.

d)    “Site” means the ParkVida Resort located near Loma Prieta, Santiago, Dominican Republic.

e)    “Scope of Work” means all categories of Consultancy Services required under this Agreement.

f)    “Request for Information” (RFI) means information to be provided by JBP to SC in order that SC may proceed with the supply of the Consultancy Services

1.2       Governing Law – This Agreement shall be governed and construed in accordance with the laws of the Dominican Republic.

1.3       Headings – The headings in this Agreement are for convenience only and shall not affect its interpretation.

1.4       Severability – If any provision of this Agreement is held by any court or other competent authority to be void or unenforceable in whole or in part, this Agreement shall continue to be valid as to the other provisions hereof and the remainder of the affected provision.

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1.5       Schedules – The following Schedules form a part of this Agreement:

Schedule “A” Request for Information

Schedule “B” Project Schedule

Schedule “C” Scope of Work

Schedule “D” Consultancy Fees

2.         SCOPE OF WORK

2.1       JBP appoints SC to undertake the Concept Design, Detailed Design, Project & Development Management and Pre-opening Management, Software and Know-How for the ParkVida Resort in accordance with the Project Schedule, for use at the Site and for the Consultancy Fees.

3.         PRICE

3.1       Consultancy Fees - The Consultancy Fee is US$1,126,000 and SC will undertake for a fixed price the Consultancy Services as defined in and in accordance with this Agreement.

4.         PAYMENT

4.1       Net Funds – JBP shall be responsible for all costs incurred for the transfer of funds including taxes, levies and fees, which may be charged on said transactions

4.2       Method of Payment – Payments due by JBP to SC hereunder shall be made by electronic wire transfer to such bank account of SC as they may provide from time to time.

4.3       Terms & Conditions of Payment – Payments due by JBP to SC shall be as defined in this Agreement.

5.         TERMINATION

5.1       Termination – Either party shall have the right to terminate this Agreement if the other party should breach any term or condition of this Agreement or fail to perform any of its obligations hereunder, and such breach or failure is not rectified within 30 days after notice thereof in writing from the first mentioned party to the other. Any costs and/or expenses incurred up to and including the date of termination will be payable by JBP to SC.

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IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the day and year first above written.

JBP S.A c/o Bufete Mejia-Ricart & Associates Av. Bolivar #74 Gazcue, Santo Domingo, Dominican Republic 10205 Tel: +809 476 7474 Fax: +809 476 7501	Select Contracts 508 Fairmont PO Box 282284 Dubai UAE Tel: +971 4 311 6697 Fax: +971 4 332 8810
By: /s/ Jay Blackmore	By: /s/ Chris Sutton
Name: Mr. Jay Blackmore	Name: Mr. Chris Sutton
Title: President	Title: CEO
Witnessed by:	Witnessed by:
Name:	Name:
Title:	Title:

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SCHEDULE “A”

REQUEST FOR INFORMATION

1.              Site plan with boundaries and contour plans (CAD);

2.              All existing feasibility studies, market studies, business plans for the ParkVida Resort;

3.              CAD plans for the existing master plan and architectural plans for the project that have been completed to date.

3.              Building restrictions for the site.

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SCHEDULE “B”

PROJECT SCHEDULE

From (a) the date of both Parties signing this Agreement and (b) the receipt of the first payment as called for in this Agreement and (c) when SC is in possession of information in Schedule A, SC agrees to complete the concept design in 10 weeks, the detailed design intent in 16 weeks and then provide project management services for a period of 12 months starting from the commencement of the detailed design intent and pre-opening management services for a period of 6 months, commencing 6 months prior to planned soft opening.

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SCHEDULE “C”

SCOPE OF WORK

Conceptual

Design                         The conceptual design phase will take the project from its current vision through to a complete set of conceptual drawings.

The concept design phase will commence with the evaluation of the existing market study and a reassessment of the existing business plan to ensure the correct components are included in the project. The component matrix is then formulated from these assessments.

The brand development is crucial to the identity of the development as a whole, and this commences at the concept stage of the project.

Once the fundamentals of the business plan are established and developed, a set of conceptual drawings will be created, to include a conceptual block master plan and conceptual footprints of the overall site, as well as specific renderings of the key areas with intentions of the overall design of the project.

A draft timeline for the development through the various phases will be interlinked closely with the business plan and once the entire concept is completed, a document will be produced, which will form the basis of all presentations to investors and stakeholders of the project.

Project Initiation        An initial meeting or conference call will be arranged to discuss everyone’s thoughts on the project and to brainstorm ideas. The minutes of the meeting will then be circulated for further comments and finalisation.

Project Design Brief  A project design brief will be created for internal circulation. This will be formulated as a result of the project initiation discussions, and will also include details on the conceptual design phase schedule.

                                    Once the clients have approved the design brief, our project team will be able to have the direction necessary to complete the remaining deliverables in a systematic and planned way.

Market Study             Evaluate the existing market study to assess the market and use these findings and assessments to formulate all aspects of the project, quantities etc.

Brand Identity            Oversee preliminary branding to be completed by an agency in Dominican Republic.

Component Matrix    A component matrix will be developed for the entire project. This will outline each of the elements contained within the development, providing a descriptive and pictorial representation of the vision.

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                                    The component matrix will outline the best mix of facilities as a result of the findings from the market and feasibility study. An area approximation will be drawn up for each area, which will support the block masterplan.

Trail Design

Oversight                   Oversight of the trail design with your chosen trail design company, all liaison and control of that company and Select Contracts will incorporate their trail design into the overall development.

Block Master Plan     The block master plan will outline the physical location and areas for each component of the matrix. This will then form the basis of the conceptual master plan.

Concept Design

Interim Project

Review                        An interim project review will be conducted between the clients and the project team, to present the work conducted to date and to provide a constructive review and offer feedback on the brand development, component matrix and block masterplan. These deliverables will then be finalized and ready for final presentation at the end of this project phase.

All subsequent deliverables will then be worked on as a result of the interim project review.

Conceptual Master

Plan                            The conceptual masterplan will incorporate the basics of the block plan and detail each of the components up to an accurate scale, with a proportioned layout plan. The location of roads, activities, buildings, plots and services will all be positioned as accurately as possible, taking into consideration the geographic make up of the site.

                                    At this stage of the project, all elements and components will have been considered from a financial perspective, and the location will also have the benefit of the input from our operations team. This way, the project can be planned accurately from the start with minimal operational changes in the later stages of the development.

Concept Artwork       The conceptual artwork created will give the project a glance at the vision we are trying to create for the development. Our imagineers will create conceptual renderings to show the project concept with intentions of the overall theme of the project.

                                    The renderings will show an overall perspective of the development as well as key areas and can either be digitized or artistic.

Timelines                    A level one timeline will be produced, which estimates the schedule for the key project phases through to completion. As the project progresses, more detailed timelines will be produced, but at this stage, an overview can only be created.

Business Plan              A preliminary ten-year business plan will be developed to include cash flows, IRR and ROIs. The business plan will consider the existing business plan that has been created, however, the revised business plan will be more detailed and will address:

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•           Development Expenditure Budget: Initial capex budget using estimates for building and construction costs, each of the main component elements, equipment cost, professional services, installation and pre-opening expenditure.

•           Draft Operating Budget: Draft budgets with estimates for staffing, consumables, marketing, repairs and renewals will be prepared as well as budgets for main operating costs.

•           Draft Revenue Plan: The draft revenue plan will outline the anticipated revenues of the development as determined by the component matrix.

•           Cash Flow: Ten year cash flows are predicted as part of the financial assessment.

Concept Document    The concept document is a single document that includes all the deliverables of this phase of the project and will contain the brand and visual language as well as conceptual renderings and illustrations of each of the components within the project. It is the creative template for the resulting project.

                                    This document, along with the business plan, will form the basis of all presentations to investors and stakeholders in the project and will completely define the project.

Project Review           The first presentation is given at the completion of the conceptual design phase. We take all comments on board and review the project to ensure that the design, layouts, positioning and business plan are finalized as per clients expectation.

Final Presentation      The final presentation of the conceptual design phase incorporates all changes as called for in the project review.

Detailed Design

Intent Deliverables     Once the conceptual design has been completed, we will gather all the aspects of the project and complete detailed design intent drawings that can be passed onto the contractors for the build out to commence.

At the same time as doing the design work, we will be updating the capital expenditure and business plan so that the budgets can all be approved once the detailed design intent has been signed off.

At all times during this phase, careful consideration will be given to utilizing environmentally friendly, sustainable and green technology and finishes.

Project Review           A meeting with the clients to review the conceptual design document and associated business plan and discuss the route forward concerning all aspects of the detailed design intent and to ensure all client expectations are met and deliverables clearly understood for the project.

Drawing Register       A register will be compiled for all aspects of the project and contain a list of all drawings and plans that will be produced associated with the development.

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Dimensional

Footprint                    A fully detailed dimensional plan will be supplied for the footprint of the development. This plan will identify the exact dimensions of each aspect of the project at this stage.

Detailed Plans            Every aspect of the development will have detailed architectural plans and specifications from which we will be able to tender to contractors except for the hotel aspect of the project that is being completed by your own architects in DR. During this phase, we will be liaising closely with this company on their proposed layouts and we will guide them on your behalf.

Ground Finishes Plan A detailed plan will be produced to outline the route, style, finish and materials required for infrastructural and way finding aspects of the project, which will include all roads and footpaths.

Back of House

Design                         A document outlining the back of house requirements showing the location dimensions and set up of all management offices, operations rooms, cash handling area, distribution warehouse, laundry, delivery areas, service yards, mechanical and motor rooms and all other support areas of the project.

Food & Beverage

Layouts                      Individual design specifications for each of the restaurants and bars that will outline the style, theme, capacity, location and products on offer. It will detail an indicative seating plan and the front of house and back of house layout requirements for the project.

Mood Boards             Mood boards will be produced to provide a realistic impression of the style, colours and finishes which are expected. This will ensure the clients’ expectations are achieved and will be used to assist contractors to understand the required finishes.

Landscaping               The project will have a landscaping concept document created detailing all hard and soft landscaping requirements. This will be used as a basis for tendering to landscaping contractors. This will also incorporate the helicopter pads at the base and at the top of the mountain.

Trail Design               Liaise with your existing trail designers to ensure that the operational flow is correct and that the trails link in with the base resort infrastructure.

Signage Design

& Location Plan         A floor plan of all public and back of house areas within the project will be marked up showing all directional signage.

Indicative Power

Requirements             A set of drawings will be produced to outline the power requirements for all buildings, services and activities.

IT & Data Plan          A detailed document listing out the IT and telecommunication requirements, including the location, type and quantity of network connections and all cabling and wireless access points for the development.

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Lighting Intent           Lighting for all indoor and outdoor environments will be planned to intent stage. This document will outline all lighting requirements, specifications and positions as well as outline the general lighting mood and fixture intent descriptions. The document will then be the basis for the tender documents to lighting consultants.

AV Requirements      A complete set of audio and visual recommendations and requirements of all areas within the project depending on the operating strategy and envelope.

RFID Plan                  A detailed document listing out RFID requirements to encourage safe and secure transactions and cashless spending. This will be linked to an online system for offsite monitoring and revenue checks by the owners.

Indicative Program   The indicative programme will outline the schedule and requirements from start and completion dates for the construction design, project construction, branding and marketing and pre-operations of the project, all the way through to completion, soft opening and grand opening.

Activities Raison

D’etre                         Each activity chosen will have a specification document that details the style, theme, capacity and location. It will also detail its importance and requirement as part of the complete resort package.

Uniform Design          A detailed document will outline the uniform requirements for all areas of the project. This will include designs for all front line staff as well as back of house staff.

Sponsorship

Document                   A detailed sponsorship document will be created which outlines opportunities for the development, once operational. This document will determine the type of sponsorship available, the proposed costs and the benefits associated for all parties. Secondary and tertiary sponsorship packages will also be outlined for the project.

Updated Business

Plan                            The initial business plan and capex produced during the conceptual design stage will be reviewed and amended to account for the various decisions being made throughout the design intent stage.

Detailed Design

Review                        Select Contracts will meet with the clients to review the detailed design and agree on all drawings and specifications. Once the clients sign-off the drawings, these will be used to form the basis of construction documents and tender packages during the construction phase of the project.

Progress Reports       Select Contracts will update the clients with the progress of the design intent at the end of each month, with progress reports, which will highlight the key areas of the project phase.

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Project &

Development

Management              With a set of detailed drawings and a financially and operationally viable project, our project management team will ensure that the management of the process on and off site is smooth and client friendly.

                                    Select Contracts’ development and project managers continuously monitor the onsite construction process and will be in regular contact with the client, reporting on financial, schedule and general project particulars.

Site Preparation

Requirements             A detailed document providing information identifying the key items which will need to be addressed at the onset of the development.

Marketing &

Branding                    Oversee the chosen marketing & advertising agency in Domincan Republic and guide them to finalizing a branding platform for launch.

Site Office

Requirements             A drawing will be prepared outlining the requirements for the project site office, which will accommodate the various consultants and contractors required for the development. A marketing office will be designed and detailed which will be used for marketing, presentations and VIP site visit purposes.

Client Management   Select Contracts will act as the project and development managers for the site and be the main liaison between the clients and the contractors from the start of the project through to completion. Select Contracts will be the main point of contact with all consultants, contractors and vendors to the project and will represent the client’s interest at all times.

Consultant &

Main Contractor

Appointment              Select Contracts will award all contracts pertaining to the Project including, but not limited to MEP contractors, structural contractors, fabrication companies, infrastructure contractors, earth moving companies, equipment suppliers, interior designers, trail designers, external architects etc with the approval of the clients. Select Contracts will oversee and assist the clients in reaching a decision on the appointment of all contractors on the basis of a bidding report.

Contractors Briefing Select Contracts will supply all contractors with a project brief so that they are ready to move once the project is fully capitalised. This will include copies of the relevant sections of the masterplan and design drawings.

Site Meetings              Select Contracts will chair the co-ordination meetings of all contractors and their consultants and provide minutes to all participants and the clients.

Project Monitoring &

Coordination              Select Contracts will monitor time lines for completion of contracts and will update construction timelines ready for when the project goes ‘live’.

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Project Approvals      Select Contracts will co-ordinate the approval process between the contractors and any municipality or regulatory authority for obtaining approvals prior to the project going live.

Equipment

Procurement              Select Contracts will co-ordinate the preparation of the bid packages to obtain the quotes and/or proposals for all equipment and attractions to be supplied to the project.

Budget Tracking        Select Contracts will track all line items to ensure they are within the approved budget.

Schedule Tracking     Select Contracts will track the project schedule on a regular basis and provide the clients with a compliance report.

Project Library          Select Contracts will maintain a library of samples, technical literatures, presentation documents, contracts and reports submitted by consultants, suppliers, contractors etc., in the project office located on site.

Monthly Progress

Report                        Select Contracts will present a consolidated monthly progress report to the clients on all areas and issues of the project.

Project

Presentations              Select Contracts will present to investors, banks and government members when available and will update the presentation as required and as the project moves forwards.

Pre Opening

Management              The pre-opening management phase will run concurrently with the construction schedule. This is an extremely crucial phase and assures a timely opening, smooth operation and success to the overall project.

                                    The pre-opening management team will oversee the management and staff recruitment, training, establishment of personnel procedures and employee manuals, sourcing of staff accommodation, uniform development, administrative and operational systems, corporate structure, advertising and marketing plans, development of corporate image, cash handling procedures, insurance, safety procedures, evacuation & maintenance procedures and operations manuals for the project.

                                    The development of a corporate event strategy and a sales team to structure events, groups, parties, bus tours, day trips, social events and other group business to fill soft periods and maintain high occupancy. Pre opening responsibilities also include capitalizing on the history of the area by organizing local outings to other attractions and developing partnerships to create a new era of leisure and attractions specifically for the project.

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Pre Opening Budget   The first step in this process will be to create a pre-opening budget for client approval. This will determine all aspects of monetary requirements through to opening. This will include staffing, marketing, printing, travel expenses, uniform costs, insurance, POS systems etc. This will be a detailed budget for approval with the clients.

Operations Budget     Once the project moves closer to the soft opening, the pre-opening team will establish an operations budget, which will include all financial requirements relating directly to the day to day operations of the project. This will be a detailed budget for approval with the clients.

Recruitment               The coordination and implementation of a recruitment plan for the relevant management team and front line workers. Set up job descriptions, employee manuals and implement a payroll and benefit system for all staff members of the project.

Training                     The coordination and implementation of training requirements and a training program for all staff of the project, to include the management and incorporate safety procedures, maintenance procedures, staff moral and site management. Specific programs on guest service will be implemented and monitored, as well as the introduction of an employee incentive and rewards program.

OTM Manuals            The creation and implementation of operation, training & maintenance manuals for all aspects of the project. These will include a General Operations Manual; an Employee Handbook; Equipment Manuals; Financial Controls and Accounting Procedures; and a Health & Safety Supplement.

Health, Safety &

Risk Assessments       A complete risk assessment will be conducted on all elements of the project; a Health and Safety Policy will be developed; Training requirements will be determined for all employees; CPR/First aid training requirements to be determined; Fire evacuation plans prepared in conjunction with the local fire officials; and the creation of incident/accident forms.

Pricing

Documentation           The project will be benchmarked against similar facilities throughout the region and the preparation of a complete pricing document pertaining to all services, entrance fees and packages will be developed.

Operations Strategy  The preparation of an operations strategy for how the individual components will integrate themselves into other aspects of the development, and how the management will operate and control the Project, with attention to administrative procedures; admissions, ticketing and revenues; retail; staffing; safety; guest services; accounting and bookkeeping; reporting and accountability; maintenance; cleaning; and risk management.

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Operational

Programming            Select Contracts will develop and implement specific operational programs for the project specific to special events, promotional events, themed events, live music, bike competitions, live bands and special offers to name but a few.

Travel &

Tour Operators         Select Contracts will invite travel and tour operators to the facility pre-opening for them to understand the product. Select Contracts can also man a stand at the key travel shows in Europe and US to promote awareness of the project pre-opening. Finally, contracts with DMC’s will be created to promote the project as much as possible.

Reporting Procedures            Develop a reporting procedure for all management and staff associated with the project. This will include the operational organization chart as well as senior communications structure.

Systems Set Up           Seek out and recommend appropriate booking systems; Ticketing; POS; cashless entry systems; IT equipment; radio communication; activity equipment and ensure the implementation and training is given to the relevant staff.

Insurance

Requirements             Initiate the insurance requirements for the project and seek out proposals for submittal to the clients and act as advisors to the clients in selecting the most suitable proposal. Specific waivers or release requirements that pertain to the project and other attractions will be designed for legal approval and implementation.

Pre-Opening &

Management Team    Provide a pre-opening management team to pre-open the project, and to hand over to the ongoing management team, once open. A soft opening and grand opening strategy will be developed to provide maximum attention to the project, whilst allowing the operations to delicately guide the development through its infancy.

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SCHEDULE “D”

CONSULTANCY FEES

The consultancy fees for the ParkVida Resort located in Loma Prieta, Santiago, Dominican Republic will include all deliverables as set out in Schedule C of this contract.

A lump sum fee will be US$1,162,000 payable on the following payment schedule:

Mobilization fee, due upon signing contracts                                       US$71,250.00

On completion of the concept design phase                                        US$23,750.00

The project can stall at this stage if required in case funding has not been finalized and it will not deem to re-commence until the next payment has been made to SC by JBP, thereby committing JBP to finalize the rest of the payments in this Agreement.

On commencement of the detailed design intent phase                                   US$133,000.00

1 month after commencement of detailed design intent                                   US$77,833.00

2 months after commencement of detailed design intent                                 US$77,833.00

3 months after commencement of detailed design intent                                 US$77,833.00

4 months after commencement of detailed design intent                                 US$77,833.00

5 months after commencement of detailed design intent                                 US$77,833.00

6 months after commencement of detailed design intent                                 US$77,833.00

7 months after commencement of detailed design intent                                 US$77,833.00

8 months after commencement of detailed design intent                                 US$77,833.00

9 months after commencement of detailed design intent                                 US$77,833.00

10 months after commencement of detailed design intent                               US$77,833.00

11 months after commencement of detailed design intent                               US$77,833.00

12 months after commencement of detailed design intent                               US$77,833.00

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In addition to the fees above, JBP are responsible for providing;

a)      Transportation (to and from airport and around local area) for the SC staff when they are in Dominican Republic

b)      Cover the costs of all economy class flights, minimum 4 star accommodations and subsistence for any pre-approved business trips that SC are required to make on behalf of the project

c)      Accommodation on site for the duration of the Agreement (when required)

d)      Furnished office on site during the entire Agreement with phone, fax and internet.

PAYMENT TERMS

All payments are required to be made in strict accordance with the Payment Schedule as detailed herein and will be due and payable within 7 days from the invoice presented by SC.

Select Contracts reserves the right to withhold its services should fees from a previous invoice be unpaid after 15 days of submission.

All fees and costs quoted are in US Dollars and are exclusive of all applicable local taxes and foreign taxes/duties if any.

CHANGE ORDERS

Any changes to the Scope of Work as detailed herein may incur additional costs and will be in addition to the total fees due. In any such event, SC will issue JBP with a written notification for the Change Order and relevant additional costs to be incurred by JBP.

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